Dutch Gold Resources Completes Acquisition of Dutch Mining, LLC
Tuesday January 16, 9:50 am ET

Outlines Business Strategy

ATLANTA, GA--(MARKET WIRE)--Jan 16, 2007 -- Dutch Gold Resources, Inc. (Other OTC:DGRI.PK - News) (the "Company"), a developer and operator of proven gold mines and regional mills in North America, today announced that it has completed the acquisition of Dutch Mining, LLC (the "Acquisition").

Dutch Mining, founded in 1994, is engaged in the mining and processing of proven gold reserves in North America. Dutch Mining currently operates two mines in southwestern Oregon, consisting of the Benton Mine which it leases and the adjacent Gold Bug Mine, which it owns. The company presently has 24 gold-mining claims, including 8 patented claims and 16 claims located on U.S. Forest Service land, the Benton Mine and the Gold Bug Mine. The company also operates the only large scale mill in Oregon, adjacent to both the Benton and Gold Bug Mines, with capacity to process over 120 tons of ore per day.

Dan Hollis, Chief Executive Officer of Dutch Gold Resources, stated, "With the completion of the acquisition and our financing, we are now in a position to significantly expand the gold mining and milling operations currently underway at the Benton and Gold Bug mines The infrastructure is also highly leverageable and will enable us to expand margins as we ramp up production while incurring only modest incremental costs."

Ewald Dienhart, the Managing Director of Dutch Mining, LLC, has been appointed the Company's Chairman. Mr. Dienhart's companies have developed over $1B of real estate in Europe and the United States. His family companies have been the principal owners and financial backers of Dutch Mining, LLC for over a decade. Mr. Dienhart expressed his enthusiasm with producing mining operation, adding, "Overall, we have assembled an exceptional management team, as well as highly experienced geologists and mining engineers, which may allow us to identify and develop undervalued gold mining assets. By focusing our efforts on development and production, we are confident in our ability to deliver solid near- and long-term results for our shareholders as a public company."

The Acquisition was consummated by exchanging 24,000,000 newly-issued shares of the Company's common stock to Dutch Mining in exchange for all of Dutch Mining's issued and outstanding equity. As a result of the Acquisition, Dutch Mining became a wholly owned subsidiary of the Company.

Additional information about the company is available at: www.dutchgoldresources.com.

Certain statements in this release, and other written or oral statements made by the Company, including the use of the words "expect," "anticipate," "estimate," "project," "forecast," "outlook," "target," "objective," "plan," "goal," "pursue," "on track," and similar expressions, are "forward-looking statements" and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. The Company assumes no obligation and does not intend to update these forward-looking statements.

Contact:
Contact:
David K. Waldman
Crescendo Communications, LLC
(212) 671-1020 x101

Source: Dutch Gold Resources, Inc.